December 23, 1996
Page 1


                                                                   Exhibit 10.66

                                December 23, 1996


Ladies and Gentlemen:

         This letter agreement (the "Agreement") is being entered into in connection with the execution of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 23, 1996, among GemStar International Group Limited ("GemStar"), G/S Acquisition Subsidiary ("Sub") and StarSight Telecast, Inc. (the "Company"), pursuant to which, among other things, Sub will merge with and into the Company (the "Merger"), subject to the terms and conditions set forth in the Merger Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         The purpose of this Agreement is to confirm our mutual understandings and agreements with regard to the Employment Agreement between the Company and Brian L. Klosterman (the "Executive"), dated as of December 21, 1995 (the "Employment Agreement"), as it relates to the Executive. The Company has requested that, for the benefit of its shareholders (which will become shareholders of GemStar after consummation of the Merger), the Executive enter into this Agreement.

         The Company agrees to pay on the Payment Date, and the Executive agrees to accept payment of $350,000 (the "Total Accelerated Payments"). Such payments shall be treated for tax withholding and reporting purposes as taxable compensation to the Executive as of the Payment Date.

         The Executive agrees, on his behalf and on behalf of his heirs, assigns, executors, administrators and legal representatives, that upon the Executive's receipt of such payments, the total amounts payable (or that will become payable) under the Employment Agreement will be reduced by the Total Accelerated Payments. The Company and the Executive agree that the receipt by the Executive of the Total Accelerated Payment shall be without prejudice to any other provision of the Employment Agreement, including, without limitation, rights to payments due to the Executive (other than the Total Accelerated Payments), the acceleration of Executive's options pursuant to Section 2 (e) of the Employment Agreement and rights to continued employee benefits pursuant to
Section 2(d) of the Employment Agreement, and that nothing in this Agreement shall have any effect whatsoever on the rights of the Executive to receive from the Company reimbursement with respect to taxes as set forth in Section 5(b) of the Employment Agreement.


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December 23, 1996
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         In the event that after payment of the Total  Accelerated  Payments the
Merger is not consummated pursuant to the Merger Agreement and the Merger Agreement is terminated (for any reason), then:

         (1)      the Company shall notify the Executive of:

                  (a)      the termination of the Merger Agreement,

                  (b) the amount of the Total Accelerated Payments that was withheld by the Company to pay taxes (the "Withheld Amount"), and

                  (c) the amount of the Total Accelerated Payments that was actually paid to the Executive, net of the Withheld Amount (the "Received Amount");

         (2) the Executive shall, within five business days of receipt of such notice, notify the Company of any taxes (other than the Withheld Amount) that have been paid by the Executive with respect to the Total Accelerated Payments or that the Executive reasonably expects to pay with respect to the Total Accelerated Payments (the "Excess Tax Amount");

         (3) the Executive shall, within five business days after receipt of the Company's notice, reimburse the Company for the excess of the Received Amount over the Excess Tax Amount; and

         (4) the Company and the Executive shall use reasonable efforts in seeking any available refund or reduction in tax liability with respect to the Withheld Amount or the Excess Tax Amount, as the case may be; in the event that the Executive receives a refund from any taxing authority or realizes a reduction to the Executive's tax liability with respect to the Withheld Amount or the Excess Tax Amount, the Executive shall promptly reimburse the Company in the amount of the refund or reduction in tax liability, as applicable, net of any taxes imposed thereon, and in any event not to exceed the aggregate amount paid by the Company to the Executive hereunder.

         Whether or not the Merger is consummated, in the event that the Executive becomes liable for any taxes (including, without limitation, any interest or penalties imposed with respect to such taxes or acceleration of the timing of the Executive's payment of any such liability) as a result of the Total Accelerated Payments being paid hereunder that would not have been payable had such payments been made immediately after the consummation of the Merger, or as a result of any payment made by the Executive to the Company pursuant to this Agreement (in any such case, an "Executive Tax Liability"), the Company shall indemnify the Executive on an after-tax basis so as to make the Executive whole with respect to any such Executive Tax Liability.

         In addition, whether or not the Merger is consummated, the Company shall indemnify the Executive for reasonable expenses (including, without limitation, reasonable attorneys', accountants' and expert witness fees) incurred in connection with any action, suit, claim, liability or proceeding (a


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December 23, 1996
Page 3


"Claim") arising by reason of this Agreement, including, without limitation, any audit or other proceeding relating to the defense of an Executive Tax Liability, and any and all Claims of the Company or third parties (including without limitation any Claims against which the Company would not be permitted to indemnify the Executive). The Company shall make any payments required pursuant to this Agreement (other than the Withheld Amount and the Excess Tax Amount, which shall be made as set forth above) within five days after it receives written notice that any expense, judgment, fine, settlement or other amount, including, without limitation, a Tax Liability or related expense, actually has been incurred.

         Except as expressly set forth herein, this Agreement shall not be deemed to affect or modify any provision of the Employment Agreement.

         This Agreement may not be amended or terminated without the prior written consent of the Company and the Executive.

         This Agreement may be executed in any number of counterparts which together shall constitute but one agreement.

         This Agreement may not be assigned by any party hereto and shall be binding on and inure to the benefit of their respective successors and, in the case of the Executive, heirs and other legal representatives.




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December 23, 1996
Page 4

         The Company and the Executive have caused this Agreement to be duly executed as of the date first above written.


                                             STARSIGHT TELECAST, INC.

                                             By:    /s/  Larry W. Wangberg
                                                   _____________________________
                                             Name:       Larry W. Wangberg
                                             Title:      Chief Executive Officer



                                                  /s/ Brian L. Klosterman
                                             ___________________________________
                                                      Brian L. Klosterman